SECURED PROMISSORY NOTE
AND GUARANTY

USD $6,000,000.00	February 14, 2012

FOR VALUE RECEIVED, the undersigned AMERICAN BONANZA GOLD CORP., a corporation organized and existing under the laws of British Columbia (“American Bonanza” or the “Borrower”) together with its wholly owned subsidiary BONANZA EXPLORATIONS INC., a company incorporated and existing under the laws of Nevada (“Bonanza Explorations”, or the “Guarantor” and together with the Borrower, the “Obligors”), promises to pay to the order of RESOURCE INCOME FUND, L.P., a limited liability company organized under the laws of the State of Delaware (“Holder”), the principal sum of USD$6,000,000.00, to be repaid in London good delivery gold ounces (the “Gold Advance”). The Gold Advance shall be non-interest bearing and shall, subject to earlier repayment in accordance with the terms of this Note, be paid in 32 weekly installments of gold ounces (each a “Gold Repayment”) commencing the week of May 7, 2012, and each week thereafter through and including the week of December 10, 2012 (each a “Gold Repayment Date”) as set forth in Appendix I. Each Gold Repayment shall be delivered to Auramet Trading, LLC (“Auramet”) as Gold Agent for the Holder (the “Gold Agent”). Notwithstanding the foregoing, upon the occurrence and during the continuance of a Default (defined below), the principal balance then outstanding on this Note shall at the option of the Holder upon written notice to Borrower accrue interest at the lower of (i) 15% per annum or (ii) the highest rate allowable by applicable law. Interest shall be calculated on the basis of a year of 360 days.

This Promissory Note (the “Note”) is being issued to Holder in connection with a Secured Gold Financing provided to the Borrower by Holder in the amount of USD$6,000,000.00. This Note is secured by (i) first priority security interest in all personal property (but not including that certain mining lease dated June 12, 2005 by and between The Patching Living Trust and American Bonanza or the reserves or resource thereunder (the “Mining Lease”); (ii) Pledge Agreement (the “Stock Pledge”) from Borrower to Holder of 100% of the outstanding stock of Bonanza Explorations Inc. (“Bonanza Explorations” or “Guarantor”), (iii) the General Security Agreement from the Borrower to the Holder (the “AB Security Agreement”), (iv) the General Security Agreement from the Guarantor to the Holder (the “BE Security Agreement” and together with the AB Security Agreement, the “Security Agreements”), (v) the Gold Purchase and Sale Agreement between American Bonanza and the Gold Agent with respect to all gold sales of the Borrower and Guarantor (the “Purchase Agreement”); and (vi) the Guaranty contained in Section 12 hereof of Bonanza Explorations (the “Guaranty”). The Note, the General Security Agreements, the Purchase Agreement, the Guaranty and the Stock Pledge, as well as each and every other document executed in connection therewith by the Borrower and the Guarantor are hereinafter referred to as the “Loan Documents”.

Use of Proceeds. The proceeds of the Gold Advance shall be used by the Borrower to (i) pay all fees owing under the Gold Advance, (ii) to complete the Copperstone mine according to the Mine Plan presented to and accepted by the Holder, (iii) for general working capital purposes.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York or Province of British Columbia, Canada are authorized or required to close.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by acceptance of this Note, agrees:

1.                Maturity Date. The unpaid principal balance hereof, represented solely by undelivered gold ounces, and accrued but unpaid interest thereon, if any, shall be due and payable on December 10, 2012.

2.               Loss of Note. Upon receipt by the Borrower of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Note, if mutilated, the Borrower will execute and deliver a new Note of like tenor and date.

3.                Default.

(a)                The occurrence of any of the following events shall be a “Default” hereunder:

(1)

the Borrower shall fail to make any Gold Repayment of the Gold Advance hereunder on any Gold Repayment Date, unless the failure to make a Gold Repayment is caused by administrative or technical error and such Gold Repayment is made within three Business Days of its due date;

(2)

subject to any applicable cure period in the Mining Lease, any default shall have occurred under the Mining Lease or the same ceases to be in full force and effect for the full benefit of the Obligors ;

(3)

any representation or warranty made by any Obligor to Holder herein or in any other Loan Document or the Mining Lease shall fail to be true and correct in any material respect (provided that the Obligors shall have a period of five (5) Business Days from the date they receive notice thereof from the Holder within which to cure such Default(s);

(4)

the Obligors shall fail to observe or perform any of the covenants, agreements or obligations (excluding the Borrower’s obligation to repay the Gold Advance) contained in the Note or any other Loan Document or any other agreement with Holder in any material respect (provided that the Obligors shall have a period of five (5) Business Days from the date they receive written notice thereof from the Holder within which to cure such Default(s);

(5)

any Obligor shall institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it under any applicable federal, provincial or state insolvency law, or consent to, or acquiescence in, the filing of any such petition by any Obligor or in the appointment of a receiver, liquidator, assignee, trustee, or other similar official of any Obligor, or of any substantial part or its property, or the making by any Obligor of an assignment for the benefit of creditors, or the admission by any Obligor in writing of its inability to pay its debts generally as they become due;

(6)

within sixty (60) days after the commencement of proceedings against any Obligor seeking any bankruptcy, insolvency, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of such Obligor stayed, or the stay of any such order or proceedings shall thereafter be set aside, or, within thirty (30) days after the appointment without the consent or acquiescence of such Obligor of any trustee, receiver or liquidator of such Obligor over of all or any substantial part of the properties of such Obligor, such appointment shall have not been vacated;

(7)	any Obligor shall dissolve or take corporate action toward dissolution;

(8)

final judgments which exceed an aggregate of $100,000 shall be rendered against any Obligor and shall not have been paid, discharged or vacated within forty-five (45) days after entry or filing of such judgments;

(9)

any event of default (as such term is defined under any applicable underlying agreement) of any Obligor’s indebtedness in excess of $100,000 in the aggregate shall occur, provided that any applicable cure periods in such underlying agreement have also expired.

(b)                Remedies upon Default. Upon the occurrence, and at any time during the continuance of, any Default, Holder, upon notice in writing to the Borrower, may declare all unpaid principal of the Note and the interest thereon to be immediately due and payable and the same shall become immediately due and payable upon such declaration and Holder may pursue any remedy available to Holder at law or in equity; provided, however, that in the event of any Default under clauses (4) or (5) above with respect to any Obligor, all unpaid principal hereof and interest hereunder shall automatically become immediately due and payable, without the need for declaration, presentment, demand, protest, or other notice of any kind; and, provided further, that for a period of 60 (sixty) days following such Event of Default ,Lender shall not liquidate its collateral position in the stock of Bonanza Explorations, but shall hold the same for redemption by the Borrower upon payment of all amounts owing hereunder, nor shall it liquidate any other collateral under the Loan Documents; nothing contained herein shall prohibit the Lender from taking such actions as it may deem necessary, including the commencement of collection and legal action, but short of liquidation during such 60 day period.

4.                Prepayment.

(a)                Optional Prepayment. The Borrower may, upon five (5) days prior written notice to Holder, prepay this Note in whole or in part, but in no event less than 50 Ounces of Gold for each occurrence of a prepayment, at any time without premium or penalty.

(b)                Mandatory Prepayment. For so long as this Note shall be outstanding, the Borrower agrees to apply all funds received by the Borrower on any of its future borrowings or offerings of equity, including without limitation any financings, debt offerings, offerings of its equity or debt securities, royalty sales (as well as any proceeds or disbursements on account of its insurance policies received on account of claims in excess of $600,000), against the outstanding balance due under this Note (to be applied to the purchase and delivery of Ounces of Gold to repay the Gold Advance; provided that the Obligors may incur up to USD$ 500,000 in purchase money security interest borrowings to finance the purchase of equipment without repaying the Gold Advance. In addition, this Note shall be subject to mandatory prepayment, at the option of the Holder, in the event of a change of control of the Borrower. A change of control shall only be deemed to have occurred if any one person acquires more than 50% of the outstanding shares of the Borrower.

5.                 Default Notices to Holder. So long as this Note shall be outstanding, the Borrower shall promptly deliver a notice to Holder describing any Default of which it has become aware.

6.               Gross Up. All Repayments under this Note by Borrower will be made without any deduction or withholding for or on account of any tax or other withholding or deduction unless such tax, deduction or withholding is required by any applicable law then in effect (a “Required Tax, Deduction or Withholding”), any such tax, withholding or deduction shall be for Borrower’s account and promptly reimbursed to Lender.

7.                Costs. The Borrower agrees to reimburse Holder for any reasonable legal fees or other reasonable costs associated with this Note or any of the other Loan Documents, such fees and expenses for the preparation of the Loan Documents not to exceed US$35,000 without the written consent of the Borrower.

8.                 Representations and Warranties. Each Obligor hereby makes each of the representations and warranties set forth on Schedule 1 hereto, as of the date of this Agreement.

9.                 Covenants. Each Obligor hereby agrees to observe and fully perform each of the covenants set forth on Schedule 2 hereto.

10.              Conditions Precedent. Prior to the extension of the funds contemplated to be advanced herein, unless waived in writing in advance by Holder, the Borrower shall have delivered to Holder the following documents, in form and substance satisfactory to Holder, and performed the following undertakings to the satisfaction of Holder:

(a)                This Note;

(b)                This Guaranty

(c)                The Pledge Agreement

(d)                The Security Agreements

(e)                The Gold Purchase and Sale Agreement;

(f)                Payment of the Closing Fee to Holder in an amount equal to 3% of the dollar principal amount of Gold Advance, payable in cash, and which shall be withheld from proceeds of the Gold Advance;

(g)                An officer’s certificate of Borrower and Guarantor with respect to incumbency and resolutions authorizing the execution and delivery of the Note and the other Loan Documents to which they are a party;

(i)                Grant to the Gold Agent, for the benefit of the Holder, 4,000 ounces of gold call options, expiring one year from the closing date with a strike price of USD$2,025.00 per ounce;

(j)                Entry into a hedge program with Gold Agent on behalf of Holder whereby the Borrower will purchase from the Gold Agent “Put Options” for a minimum of 8,000 ounces of gold at a minimum strike price of $1,300 through and including June 2012 at a total estimated cost of US$120,000 ; and

(k)                Such other documents or certificates, and completion of such other matters, as the parties may mutually deem necessary or appropriate in good faith.

11.                Miscellaneous.

(a)                Waiver and Amendment. Any provision of this Note may be waived, amended or modified only upon the written consent of the Borrower, the Guarantor and the Holder.

(b)                Assignment; Participations. The Holder may assign (by way of security only) this Note for financing purposes so long as no Default has occurred and is continuing and transfer this Note with the written consent of the Borrower, not to be unreasonably withheld, provided, however, that, Holder and the transferee shall execute and deliver to the Borrower notice of the Note transfer in a form satisfactory to the Borrower. The Borrower may not transfer or assign all or any part of this Note without the prior written consent of Holder.

In addition, the Holder may sell participations in all or a portion of the Holder’s rights and obligations under this Note; provided that the Borrower shall continue to deal solely and directly with the Holder in connection with the Holder’s rights and obligations under this Note and all rights and remedies with respect to the Loan Documents may only be exercised by the Holder.

(c)                Governing Law. This Note shall be governed by the laws of the State of New York.

(d)                Severability. If any of the provisions of this Note is held invalid, such invalidity shall not affect the other provisions hereof that can be given effect without the invalid provision, and to this end the provisions of this Note are intended to be and shall be deemed severable.

(e)                Indemnification. The Obligors agree to hold harmless, defend and indemnify Holder, its officers, employees, agents and representatives (each, an “Indemnified Party”) from and against any liability, loss, cost, expense, damage claim or cause of action due to or arising out of or in connection with this Note or any other Loan Document in any way, directly or indirectly. The indemnification provided for in the immediately preceding sentence shall not apply to liabilities, losses, costs, expenses, damage, claims or causes of action which may arise as the result of the willful misconduct or negligence of the Holder or the Indemnified Party.

(f)                Notices. All notices and other communications given to or made upon any party hereto in connection with this Note shall, except as otherwise expressly herein provided, be in writing (including telecopy, telefaxed, telegraphic or electronic communication) and mailed via certified or electronic mail, telefaxed, telegraphed or delivered to the respective parties, as follows:

To the Borrower or the Guarantor, as appropriate:

American Bonanza Gold Corporation
200 Granville Street – Suite 1238
Vancouver, BC
Canada V6C 1S4
Attn: Chief Executive Officer
Email: bongold@intercomm.com

To Holder:

Resource Income Fund, L.P.
2 Executive Drive
Suite 645
Fort Lee, New Jersey 07024
Attn: Justin M. Sullivan
Telecopy: 201-905-5001

Or in accordance with any subsequent written direction from the recipient party to the sending party delivered in accordance with this Section 11(g). All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon (i) delivery if delivered by hand; (ii) the third (3rd) Business Day after the date sent, in the case of certified mail; or (iii) receipt, in the case of telecopy.

12.                Guaranty. In order to induce the Holder to extend credit to the Borrower hereunder and under the other Loan Documents, the Guarantor hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the obligations of the Borrower hereunder each of the other Loan Documents (collectively, the “Obligations”). The Guarantor further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Guarantor waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Guarantor hereunder shall not be affected by (a) the failure of the Holder to assert any claim or demand or to enforce any right or remedy against the Borrower under the provisions of any Loan Document or otherwise hereunder, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Note, or any other Loan Document or agreement, (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the guarantor as a matter of law or equity or which would impair or eliminate any right of the Guarantor to subrogation.

The Guarantor further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Holder to any balance of any deposit account or credit on the books of the Holder in favor of the Borrower or any other Person.

The Guarantor further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Holder upon the bankruptcy or reorganization of the Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Holder may have at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will, upon receipt of written demand by the Holder, forthwith pay, or cause to be paid, to the Holder in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon.

Upon payment by the Guarantor of any sums as provided above, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by the Borrower to the Holder.

Nothing shall discharge or satisfy the liability of the Guarantor hereunder except the full performance and payment of the Obligations.

The Guarantor represents and warrants to the Holder that it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted. The execution of this Guaranty is within its corporate powers and has been duly authorized by all necessary corporate action.

This Guaranty has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of said Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

The execution of this Guaranty does not (a) require any consent or approval of, registration or filing with, or any other action by, any governmental authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Guarantor or any of its subsidiaries or any order of any governmental authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Guarantor or any of its subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Guarantor or any of its subsidiaries, and (d) will not result in the creation or imposition of any lien on any asset of the Guarantor or any of its subsidiaries.

This Guaranty shall terminate upon the indefeasible payment of all amounts owing under this Note.

Schedule 1

The Obligors hereby represent and warrant to Holder, as of the date of this Note, the following:

(a)                Organization. Each of them is duly organized, validly existing, and in good standing under the laws of their respective jurisdictions, with full power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with all federal, provincial, state, local, foreign, and other governmental authorities and all courts and other tribunals, to own, lease, license and use its properties and assets, and to carry on its business or proposed business as required except where the failure to have such consents, authorizations, approvals, orders, licenses, certifications and permits could not reasonably be expected to have a material adverse effect on their respective businesses or operations. Each is duly licensed and qualified to do business and be in good standing in every jurisdiction in which the ownership, leasing, licensing or use of property and assets or the conduct of its business makes such qualification necessary except where the failure to have such licenses and qualifications could not reasonably be expected to have a material adverse effect on their respective businesses or operations. The corporate organization chart attached hereto is true and accurate in all material respects.

(b)                Financial Statements. The audited balance sheet of the Borrower and its consolidated subsidiaries for the 12 month period ending December 31, 2010, the related unaudited statements of operations and statements of cash flow for the year ended December 31, 2010 and the unaudited balance sheet of the Borrower and its consolidated subsidiaries for the nine months ended September 30, 2011 (such date being referred to herein as the “Balance Sheet Date” and collectively, the “Financial Statements”), present fairly in all material respects the financial position and cash flows of the Borrower and its consolidated subsidiaries at the indicated dates and for the indicated periods.

(c)                Absence of Undisclosed Liabilities. The Borrower and its consolidated subsidiaries have no material outstanding claims, liabilities, obligations or indebtedness, contingent or otherwise, whether asserted or unasserted. All material liabilities of the Borrower and its consolidated subsidiaries incurred subsequent to the Balance Sheet Date have been incurred in the ordinary course of business.

(d)                Absence of Changes. Since September 30, 2011, the Borrower and its consolidated subsidiaries have operated in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, there has not occurred any change in the financial condition, results of operations, assets, liabilities or business of the Borrower which, in the aggregate, has had a material adverse effect on the Borrower’s business.

(e)                Title to Properties; Encumbrances; Priority. The Obligors have (i) good and valid title to all of their respective assets (real, personal, tangible and intangible) (except as may be disposed of as permitted hereunder) and (ii) either freehold title, mining leases, mining claims or licences or participating interests or other conventional property, proprietary or contractual interests or rights, recognized in the jurisdiction in which a particular property is located, in respect of the ore bodies and minerals located in properties in which the Obligors have an interest under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments; in each case clear of all encumbrances, liens, claims, charges or other restrictions of whatever kind or character, except for Permitted Liens (as defined in Schedule 2). The Security Agreements and the Stock Pledge represent first priority security interests in the collateral purported to be granted thereby.

(f)                Material Agreements; Mining Lease: The Obligors are not in material violation or breach of or in material default with respect to, complying with any provision of any material contract, agreement, instrument, lease, license, arrangement or understanding to which it is a party, including without limitation, the Mining Lease and each such material contract, agreement, instrument, lease, license, arrangement and understanding is in full force and effect and is a legal, valid and binding obligation enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally and to general equitable principles). Neither of the Obligors are aware of or have received notice from any third party that the third party is in default under any agreement, contract or other instrument, document or agreement to which an Obligor is a party, which default would or could have a material adverse effect on their respective properties or assets or their respective businesses as presently conducted or proposed to be conducted.

(g)                Litigation. There is no material action, suit, investigation, customer complaint, claim or proceeding at law or in equity by or before any arbitrator, governmental instrumentality or other agency now pending or threatened against or affecting an Obligor that has had or would reasonably be expected to have a material adverse effect on its business or operations, nor, does there exist any basis therefor. Neither Obligor is subject to any judgment, order, writ, injunction or decree of any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. None of the Obligors’ officers or directors is a party to, or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality that has had or would reasonably be expected to have a material adverse effect on its businesses or operations.

(h)                Non-Defaults. Neither Obligor is in material default in the performance or observance of any obligation with respect to any order, writ, injunction or decree of any court of any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign and there exists no condition, event or act which constitutes, nor which after notice, the lapse of time or both, would constitute, a material default under any of the foregoing, in each case that would reasonably be expected to have a material adverse effect on their businesses or operations. Upon the execution of the Note, the Borrower will not be in material breach of any term of any of the Loan Documents nor will any Default be presently occurring, which, in either event, if not cured pursuant to the terms of the Note, would materially and adversely impair the Borrower’s ability to perform its obligations under the Note.

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(i)                Taxes. The Obligors have filed all federal, state, local and foreign tax returns which are required to be filed by it and all such returns are true and correct in all material respects and have paid all taxes pursuant to such returns or pursuant to any assessments received by it (other than any amounts which they are disputing in good faith) and has withheld all amounts which it is obligated to withhold from amounts owing to any employee, creditor or third party. No deficiency assessment with respect to or proposed adjustment of the Obligors’ federal, state, county or local taxes is pending or, to their knowledge, threatened. There is no tax lien, whether imposed by any federal, provincial, state, county or local taxing authority, outstanding against the assets, properties or business of either Obligor.

(j)                Compliance with Laws; Environmental Matters, Licenses, Etc. The Obligors have not received any notice of any violation of, or noncompliance with, any federal, provincial, state, local or foreign laws, ordinances, regulations or orders (including, without limitation, those relating to all applicable federal, provincial, state and local insurance laws, rules and regulations, environmental protection, occupational safety and health (“Notice of Violation”) applicable to their businesses, the violation of, or noncompliance with which, would have a material adverse effect on such business or operations. The Obligors have all licenses and permits and other governmental certificates, authorizations and permits and approvals (collectively, “Governmental Licenses”) required for the operation of its businesses and the use of its properties where the failure to obtain or possess such license or permit would have a material adverse effect on such businesses.

(k)                Authorization. The execution and delivery of the Note and the other Loan Documents to which each Obligor is a party have been duly authorized by all requisite corporate action, and when so executed and delivered, the Note and the other Loan Documents will constitute the valid and binding obligations of such Obligors, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity.

(l)                Non-Contravention Etc. The execution, delivery and performance of the terms of the Note and the other Loan Documents will not (i) violate any provision of law or statute or any order of any court or other agency of government binding on the Obligors; or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Obligors.

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(m)                Insurance. All insurable assets and properties of the Obligors are insured against all risks usually insured against by persons owning or operating similar properties and assets in the localities where such properties or assets are located, through insurance policies all of which are in full force and effect. Each of the insurance policies referred to in this section is issued by an insurer of recognized responsibility, and the Obligors have not received any notice or threat of the cancellation or nonrenewal of any such policy.

(n)                No Consent. No permit, consent, approval, authorization, order or filing with any court or governmental authority is required in connection with the issuance of the Note, except for recordations or filings necessary to perfect any security interests granted pursuant to the Loan Documents.

(o)                Employee Relations. The Obligors are in material compliance with all applicable federal, provincial, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours and there are no pending investigations involving any of them. No collective bargaining agreement or modification thereof is currently being negotiated by the Borrower and no labor dispute with the employees of the Borrower exists, or is imminent.

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Schedule 2

The Obligors covenant and agree that for so long as the Note is outstanding or any amounts remain due and payable to Holder hereunder, it shall observe and abide by each of the covenants and agreements contained in this Schedule 2, unless consented to in writing in advance by Holder or otherwise permitted hereunder.

1.1.              Merger, Consolidation and Disposition of Assets.

1.1.1.               Mergers and Acquisitions. Without Holder’s prior written consent, which consent may not be unreasonably withheld, conditioned or delayed, the Obligors will not effect any merger or consolidation, any asset acquisition or stock acquisition, except that a subsidiary may merge or consolidate into another subsidiary and either subsidiary may merge or consolidate into the Borrower so long as the Borrower is the surviving entity.

1.1.2.                Disposition of Property. Without Holder’s prior written consent, which consent may not be unreasonably withheld, neither the Borrower nor the Subsidiaries will sell, lease or otherwise dispose of any of the property, including any disposition of the property as part of a sale and leaseback transaction, to or in favor of any person, except for (i) sales of inventory made in the ordinary course (including, without limitation, pursuant to any installment, output requirement, offtake or similar agreement with respect to the sale of future production in the ordinary course) (ii) dispositions of equipment for cash and fair value that are no longer used or useful in the business of the Borrower or Subsidiaries.

1.2.              Indebtedness. Neither the Borrower nor the Subsidiaries will create, incur, assume, or suffer to exist, any Indebtedness, except: (a) this Note (as the same may be extended, increased, renewed or refunded from time to time by mutual agreement of the parties); (b) the Call Option Agreement (c) accounts payable to trade creditors and current operating expenses; (d) indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring any equipment or assets (including capital leases) in an aggregate principal amount at any time outstanding not greater than $1,500,000 in the aggregate; (e) Indebtedness that is subordinated in favor of the Holder, and (f) intercompany indebtedness between the Borrower and its subsidiaries, (g) and contingent obligations existing or arising under any hedging or swap agreement, provided that such obligations are (or were) entered into with the Auramet Trading as the Gold Agent in the ordinary course of business and not for speculative purposes, (h) the royalty payable under the Mining Lease, and (h) indebtedness owing to Centennial Development Corp. under Agreement dated February 13, 2002.

1.3.              Liens. Without the prior written consent of Holder, other than Permitted Liens (as defined below), neither the Borrower nor its subsidiaries will (i) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind (each of the foregoing, a “Lien”) upon any of the Collateral, or upon the income or profits therefrom, except as otherwise permitted herein, transfer any of such Collateral or the income or profits therefrom for the performance of any other obligation in priority to payment of its general creditors; or (ii) acquire, or agree or have an option to acquire, any Property upon conditional sale or other title retention or purchase money security agreement, device or arrangement. For purposes of this Note, the term “Permitted Liens” means, collectively, (a) Liens arising pursuant to this Note and the other Loan Documents; (b) Liens for taxes, fees, levies, duties or other governmental charges of any kind, either not yet due or being contested in good faith and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with generally accepted accounting principles, provided the same have no priority over any of Holder’s security interests; (c) Liens for landlords, common carriers, warehousemen, mechanics, materialmen, laborers, employees, suppliers or similar Liens arising by operation of law for amounts that are owed but not yet delinquent, provided such Liens do not, in the aggregate, materially detract from the value of the assets of the Borrower and its subsidiaries or materially impair the use thereof in the operation of the Borrower’s or its subsidiaries’ business, in each case, taken as a whole, (d) Liens not to exceed $500,000 in the aggregate in any fiscal year incurred solely for the purpose of financing the acquisition of goods or equipment acquired by the Borrower or any Subsidiary in the ordinary course of business, (e) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey of the property would reveal, which in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of any such real property or materially interfere with the ordinary conduct of the Borrower’s and the Subsidiaries business, (f) attachments, appeal bonds, judgments and other similar Liens for sums not exceeding $100,000 arising in connection with court proceedings; provided that the execution of such Liens is effectively stayed, and (h) any other Liens arising from or related to immaterial indebtedness or capital leases of the Borrower or any subsidiary, not to exceed $25,000 in the aggregate in any fiscal year.

Restrictions on Investments. Without Holder’s prior written consent, the Borrower will not, and will not permit any of its subsidiaries to make or permit to exist or to remain outstanding any investment except investments in: (a) cash equivalents under normal course of cash management; (b) short term indebtedness guaranteed by the United States government with a maturity not exceeding 6 months; and (c) inventory purchased in the ordinary course of business

1.5.              Distributions; Restricted Payments. Without Holder’s prior written consent, the Borrower shall not (i) declare, pay or make any distribution on shares of its capital stock; or (ii) apply any of its funds or property to the purchase, redemption or other retirement of any shares of its capital stock or of any options to purchase or acquire any capital stock of the Borrower or any of its subsidiaries.

1.6.              Compliance with Environmental Laws. The Obligors will act at all times in compliance with environmental laws, except where the failure of such compliance would not be reasonably likely to have a material adverse effect on the Borrower’s business or operations.

1.7.              Business Activities. Without the prior written consent of Holder, which consent may be given or denied at Holder’s sole discretion, neither the Borrower nor the Subsidiaries will engage directly or indirectly (whether through subsidiaries or otherwise) in any type of business other than the businesses presently or currently planned to be conducted by them and in related lines of businesses.

1.8.              Transactions with Affiliates. Without the prior written consent of Holder, which consent may be given or denied at Holder’s sole discretion, and other than in the Borrower’s ordinary course of business, the Borrower will not engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such affiliate or, to the knowledge of the Borrower, any person in which any such affiliate has a substantial interest or is an officer, director, partner, member or trustee on terms more favorable to such person than would have been obtainable on an arm’s-length basis in the ordinary course of business. As used herein, the term “Affiliate” means any person that is controlled by or is under common control with such controlling person. As used in the prior sentence, the term “control” means the power to vote 50% or more of any class of voting securities of such person or to direct or cause the direction of the management or policies of such Person. And, as used herein, “Person” shall mean any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental authority.

1.9.              Conflicting Agreements. Without the prior written consent of Holder, which consent shall not be unreasonably withheld, neither of the Obligors will enter into any amendment or other modification the Mining Lease whatsoever; in addition, neither of the Obligors will enter into any amendment or other modification to any other currently existing contractual obligation, which amendment or modification by its terms materially impairs the ability of the Borrower to (a) repay the Gold Advance, or (b) fully satisfy all of its obligations hereunder, without the prior written consent of Holder, which consent may be given or denied at Holder’s sole discretion.

1.10.            Monthly Operating Reports. As soon as practicable following the end of each month while this Note is outstanding, the Obligors shall deliver to Holder a copy of monthly operating reports and such other reports as Holder may reasonably request.

1.11.            Monthly Financial Statements. Within forty five (45) days following the end of each month while this Note is outstanding, the Obligors shall deliver to Holder unaudited monthly financial statements (including statements of cash flow) of the Obligors substantially prepared in accordance with Canadian generally accepted accounting practices, except for normal recurring year-end adjustments provided that so long as such documentation is publicly available at such times it shall be deemed to be delivered for purposes of this covenant.

1.12.            Notification as to Certain Events. The Obligors shall notify Holder if the Obligors become aware of any event that has or would reasonably be expected to have a material adverse effect on the Obligors’ business or operations with respect to the Property or the Obligors’ ability to perform its obligations under the Note. The Obligors shall notify Holder immediately of all correspondence between owners of the Mining Lease and the Obligors relating to a material event, or material problem or alleging an event of default or an event which would become a default if not corrected.

1.13.            Maintenance of Required Approvals and Consents; Compliance with Laws. The Obligors will take all action necessary to maintain all approvals and consents necessary with respect to the operation of their respective businesses, except where the failure to maintain such approvals and consents shall not be expected to have a material adverse effect on such businesses or operations. The Obligors shall comply in all material respects with all applicable laws with respect to the operation of their businesses.

Appendix I

Gold Delivery Schedule

	Scheduled	Outstanding
Date	Delivery	Balance
05/07/2012	123.00	(3,813.00)
05/14/2012	123.00	(3,690.00)
05/21/2012	123.00	(3,567.00)
05/28/2012	123.00	(3, 444.00)
06/04/2012	123.00	(3,321.00)
06/11/2012	123.00	(3,198.00)
06/18/2012	123.00	(3, 075.00)
06/25/2012	123.00	(2,952.00)
07/02/2012	123.00	(2,829.00)
07/09/2012	123.00	(2,706.00)
07/16/2012	123.00	(2,583.00)
07/23/2012	123.00	(2,460.00)
07/30/2012	123.00	(2,337.00)
08/06/2012	123.00	(2,214.00)
08/13/2012	123.00	(2,091.00)
08/20/2012	123.00	(1,968.00)
08/27/2012	123.00	(1,845.00)
09/03/2012	123.00	(1, 722.00)
09/10/2012	123.00	(1,599.00)
09/17/2012	123.00	(1,476.00)
09/24/2012	123.00	(1,353.00)
10/01/2012	123.00	(1,230.00)
10/08/2012	123.00	(1,107.00)
10/15/2012	123.00	(984.00)
10/22/2012	123.00	(861.00)
10/29/2012	123.00	(738.00)
11/05/2012	123.00	(615.00)
11/12/2012	123.00	(492.00)
11/19/2012	123.00	(369.00)
11/26/2012	123.00	(246.00)
12/03/2012	123.00	(123.00)
12/10/2012	123.00	(0)